Exhibit 10.1

SAGENT PHARMACEUTICALS, INC.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT (“Agreement”) and Mutual Release is made as of the 8th day of May 2015 (the “Effective Date”), by and among Sagent Pharmaceuticals, Inc. and its parents, subsidiaries and affiliates and each of their successors, assigns, officers, directors, employees, agents, attorneys, and representatives in their capacity as such (collectively, “Sagent” or “the Company”) and James Hussey, his heirs, representatives, successors and assigns (“Hussey” or “the Executive”) (Hussey and Sagent are collectively referred to herein as the “Parties”).

WHEREAS, Hussey and Sagent and, as applicable, certain of its affiliates are party to that certain Employment Agreement, dated as of March 13, 2013, (the “Employment Agreement”);

WHEREAS, Sagent and Hussey have mutually agreed that the Hussey’s employment with Sagent and its affiliates terminated effective March 25, 2015 (the “Termination Date”); and

WHEREAS, the Parties desire to avoid the costs of litigation and seek to resolve the dispute between the Parties, and the Parties now have agreed to the terms of a settlement in order to avoid any litigation and to fully and finally settle, compromise, resolve and release all claims, actions, disputes, grievances, disagreements, differences, debts, accounts, demands, contracts, lawsuits and causes of action, known or unknown, that exist or may hereafter arise or accrue, without any admission or liability or wrongdoing, except as expressly provided below.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, Sagent and Hussey agree and covenant as follows:

1. Within five business days after the Effective Date, Sagent shall: a) pay Hussey $525,000 (five hundred twenty-five thousand U.S. dollars), b) reimburse Hussey for reasonable attorney’s fees in the amount of $30,000, and c) pay Hussey $38,000 for COBRA obligations.

2. In addition to the benefits provided in Paragraph 1, Sagent acknowledges that Hussey may exercise all of his stock options that had vested as of the Termination Date (as conclusively set forth on Exhibit A) at any time up to and including one (1) year from the Termination Date for each Non-Qualified Stock Option Award Agreement between Hussey and Sagent. Hussey has forfeited all stock options that had not vested as of the Termination Date.

3. Sagent agrees that it waives the non-competition requirements set forth in Section 7(d) of the Employment Agreement.

4. Hussey agrees that the terms of this Agreement and the provisions identified in Section 16 of the Employment Agreement, except for Section 7(d) of the Employment Agreement, survive the execution of the General Release.

5. Hussey agrees that he shall not, whether orally or in writing, publicly criticize, denigrate or disparage Sagent with respect to any matters arising through and including the Effective Date, and Sagent agrees that it shall not, whether orally or in writing, publicly criticize, denigrate or disparage Hussey with respect to any matters arising through and including the Effective Date; provided, however, that the restrictions in this Section shall not apply to any action brought to enforce this Agreement, any other litigation between Sagent and Hussey with respect to matters arising after the Effective Date, and shall not bar any good faith response to any court order, lawful subpoena, or inquiry by a governmental or regulatory organization or limit any good faith statements of fact that may be made by a party in response to or in defense against any claim made by a third party.

6. In exchange for the good and valuable consideration set forth in this Agreement, and subject to Section 11 below, Hussey (with the exception of the terms and obligations of this Agreement, as to all of which Hussey reserves the right to enforce), releases and discharges Sagent, and each of its former and current successors, assigns, officers, directors, partners, employees, agents, attorneys, and representatives in their capacity as such (and, along with Sagent, the “Sagent Released Parties”) of and from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees (except as provided in Section 1 above), complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, whether known or unknown, which Hussey ever had, now has, or might hereafter have or claim, against the Sagent Released Parties from the beginning of the world to the Effective Date, including, but not limited to, claims based upon, related to, arising out of, brought in, or that could have been based upon, related to, or arising out of Hussey’s employment at or termination from Sagent, and any damages, harms, or any rights, claims, complaints or actions or causes of action which were or could have been asserted by Hussey in relation to the foregoing; provided, however, that the foregoing release shall not terminate Hussey’s rights to indemnification in relation to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which Hussey is made or is threatened to be made a party or is otherwise involved (including, without limitation, as a witness), by reason of the fact that he was an officer or employee of Sagent or serving in another related role, all as such indemnification rights are set forth in the Bylaws of Sagent or under applicable law, and shall not terminate the benefits of any related director and officer insurance maintained by Sagent. This release includes, without limitation, any and all statutory claims and/or claims based upon race, age, gender, national origin, color, disability, religion, or any other violation of any equal employment opportunity law, ordinance, rule, regulation or order, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Employer; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; provided, however, that this Agreement specifically does not release any claims that Hussey cannot waive by operation of law, including the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”). Hussey is waiving, however, his right to any monetary recovery or other relief should the EEOC or any other agency pursue claims on his behalf; provided, however, that nothing in this Section shall release the

Sagent Released Parties from a claim based upon any conduct that occurs after the Effective Date of this Agreement. The Sagent Released Parties shall each have third-party beneficiary rights with respect to Hussey’s release of them pursuant to this Section 6 and shall be entitled to enforce the provisions of this Section 6.

7. In exchange for the good and valuable consideration set forth in this Agreement, and subject to Section 11 below, Sagent (with the exception of the terms and obligations of this Agreement, as to all of which Sagent reserves its right to enforce), releases and discharges Hussey of and from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, whether cognizable at law or equity, whether known or unknown, which Sagent ever had, now has, or might hereafter have or claim, against Hussey from the beginning of the world to the Effective Date, including, but not limited to, claims based upon, related to, arising out of, brought in, or that could have been based upon, related to, or arising out of Hussey’s employment at or termination from Sagent, and any damages, harms, or any rights, claims, complaints or actions or causes of action which were or could have been asserted by Sagent in relation to the foregoing, including but not limited to any and all claims related to breach of fiduciary duty, conversion or misappropriation of Sagent assets; provided, however, that nothing in this Section shall release Hussey from a claim based upon any misappropriation or misuse that occurs after the Effective Date of this Agreement.

8. Hussey expressly represents and warrants that he shall not disclose the fact of settlement, the existence of this Agreement, or the terms of this Agreement to any third person without the prior express written consent of the Sagent Releasing Parties. Notwithstanding the foregoing, Hussey may disclose the existence and/or terms of this Agreement: (1) to his attorneys or accountants, to the extent that such disclosure is necessary in the preparation of his tax returns; (2) pursuant to a securities regulatory request or to comply with a securities regulatory requirement or other legal obligation; (3) pursuant to a duly-issued court or arbitration order; and (4) if the existence and/or terms of this Agreement have previously become publicly disclosed by Sagent pursuant to Paragraph 9(1) below. In the case of a disclosure required pursuant to a duly-issued court or arbitration order, Hussey or his attorneys shall at the earliest opportunity notify Sagent of any request or order compelling disclosure of any of the terms of this Agreement or settlement so as to allow Sagent an opportunity to take appropriate action to protect their interests. In the case of a disclosure required pursuant to a securities regulatory request, Hussey or his attorneys shall at the earliest opportunity notify Respondents of any request.

9. Sagent expressly represents and warrants that it shall not disclose the fact of settlement, the existence of this Agreement, or the terms of this Agreement to any third person without the prior express written consent of Hussey. Notwithstanding the foregoing, the Sagent Releasing Parties may disclose the existence and/or terms of this Agreement: (1) to the public in connection with any required filing with the Securities and Exchange Commission or other regulatory body; (2) to their attorneys or accountants, to the extent that such disclosure is necessary in the preparation of their tax returns; (3) pursuant to a securities regulatory request or to comply with a securities regulatory requirement or other legal obligation; (4) pursuant to a duly-issued court or arbitration order. In the case of a disclosure required pursuant to a duly-issued court or arbitration order, Sagent or their attorneys shall at the earliest opportunity notify Hussey of any request or order compelling disclosure of any of the terms of this Agreement or settlement so as to allow Hussey an opportunity to take appropriate action to protect his interests. In the case of a disclosure required pursuant to a securities regulatory request, Sagent or their attorneys shall at the earliest opportunity notify Hussey of any request.

10. The Parties hereby acknowledge and agree that, by entering into this Agreement, they are not admitting any unlawful or otherwise wrongful conduct or liability of any kind. This Agreement will not be offered by or be admissible as evidence against any Party, nor will it be cited or referred to by any Party in any action or proceeding, except an action to enforce this Agreement. In any action to enforce this Agreement in which this Agreement is admitted into evidence or otherwise considered, this Agreement will not constitute an admission by any Party or a waiver of any claims or defenses any party may assert.

11. The Parties agree that, notwithstanding their execution of the releases in Sections 6 and 7 above, (a) the terms and obligations of this Agreement are specifically excepted from and shall survive said releases, and all such terms and obligations shall be fully enforceable against the Parties, (b) the terms and obligations of all Non-Qualified Stock Option Award Agreements pursuant to which Hussey received stock options that were vested as of the Termination Date are specifically excepted from and shall survive said releases, and Hussey may exercise all options vested as of the Termination Date at any time up to and including one (1) years from the Termination Date and (c) subsequent to the execution of this Agreement, all of Hussey’s duties and obligations with respect to Sagent Confidential Information (as that term is defined in Section 25 of the Employment Agreement), whether contractual, statutory, based on the common law or otherwise, shall continue.

12. The Parties represent and warrant that their review and execution of this Agreement has been in consultation with their attorneys, that they have been represented by competent counsel in connection with this matter, and that they understand their rights, obligations and undertakings under this Agreement. The Parties represent and warrant that they are entering into this Agreement knowingly and voluntarily, and hereby waive any and all defenses to enforcement of this Agreement based on an alleged lack of such knowledge or free will, mutual mistake, unilateral mistake, or any defense based upon any allegation that a claim existed which the Parties did not know or suspect to know to exist in their favor at the time of executing this Agreement, which if known would have materially affected this Agreement.

13. This Agreement and its attachments constitute the entire agreement among the Parties with respect to the subject matters hereof, and based solely on the representations and warranties, covenants and agreements contained herein, and not on the basis of any other representation, warranty, covenant, agreement, promise, statement, arrangement or understanding, written or oral, not expressly set forth herein or therein. This Agreement may not be amended or modified except in a writing signed by both Parties and expressly stating that it is intended to amend this Agreement.

14. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

15. The Parties hereby represent and warrant, as to the respective Party, that (a) as to the corporate parties, each is duly incorporated and validly existing under the laws of the state of its incorporation, (b) the Party has the requisite power and authority to enter into this Agreement and to perform the obligations undertaken by him or it hereunder, (c) as to the corporate parties, each has taken all necessary corporate, legal and any other internal actions to approve the entering into and performance of this Agreement and no further corporate, legal or other internal approvals are necessary, (d) no other person or entity has had any interest in the claims, demands, obligations or causes of action referred to in this Agreement, (e) the Party is under no obligation or restriction that would in any way interfere or conflict with his or its performance hereunder, (f) the Party does not presently have on file any claims, charges, grievances or complaints against any other Party in or with any administrative, state, federal or governmental entity, agency board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any acts or omissions by any Party relating to Hussey’s employment with or termination from Sagent occurring prior to the Effective Date.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions thereof.

17. All promises, representations, warranties, covenants and undertakings contained in this Agreement shall be deemed material and shall be deemed to have been relied upon by the Parties and shall survive the execution of this Agreement until all obligations hereunder are completed.

18. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

19. Any proceeding or action seeking equitable or other relief based on this Agreement must be commenced in a federal district court of Illinois, (unless that Court lacks subject matter jurisdiction, in which case it may be commenced in any Illinois state court of competent jurisdiction). Each Party irrevocably waives any objection that it now has or hereafter may have to such venue.

20. IN WITNESS WHEREOF the Parties have executed this Settlement Agreement and Mutual Release as of the day and date indicated below.

(Signatures on next page)

EXECUTIVE:		Dated: May 8, 2015

/s/ James Hussey
James Hussey

SAGENT PHARMACEUTICALS, INC.		Dated: May 8, 2015

Name:	/s/ Michael Logerfo

Title:	President